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                                                                   EXHIBIT 15(a)

                              GOLDMAN SACHS TRUST
                              -------------------
                            GS MUNICIPAL INCOME FUND


                  PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

                              Dated July 16, 1993



     WHEREAS, Goldman Sachs Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Trust has a series, the GS Municipal Income Fund (the "Fund"), and additional series (together with the Fund, the "Series") may be created by the Trust's Board of Trustees from time to time;

     WHEREAS, the Trust, on behalf of the Fund, desires to adopt a Plan of Distribution pursuant to Rule 12b-1 under the Act, and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that adoption of this Plan of Distribution will benefit the Fund and its shareholders; and

     WHEREAS, the Trust, on behalf of the Fund, employs Goldman, Sachs & Co. (the "Distributor") as distributor of the shares of beneficial interest of the Fund (the "Shares") pursuant to a Distribution Agreement dated February 1, 1993.

     NOW, THEREFORE, the Trust, on behalf of the Fund, hereby adopts, and the Distributor hereby agrees to the terms of, this Plan of Distribution (the "Plan") in accordance with Rule 12b-1 under the Act on the following terms and conditions:

1. (a) The Trust, on behalf of the Fund, is authorized to compensate the Distributor for (1) distribution services and (2) personal and account maintenance services performed and expenses incurred by the Distributor in connection with the Fund's Shares. The amount of such compensation paid during any one year shall not exceed .50% of the average daily net assets of the Fund attributable to such year; provided, however, that the compensation paid for personal and account maintenance services and expenses shall not exceed .25% of the average daily net assets of the Fund attributable to such year. Such compensation shall be calculated and accrued daily and paid quarterly or at such other intervals as the Board of Trustees may determine.

     (b) Distribution services and expenses for which the Distributor may be compensated pursuant to this Plan include, without limitation: compensation to and expenses of brokers and dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") or their officers, sales representatives and employees; compensation to and expenses of the Distributor and any of its officers, sales representatives and employees, including allocable overhead, travel and telephone expenses, who engage in or support distribution of the Fund's Shares; printing of reports and prospectuses for other than existing shareholders; and preparation, printing and distribution of sales literature and advertising materials.

     (c) Personal and account maintenance services include, but are not limited to, payments made to or on account of the Distributor or other brokers and dealers, who are members of the NASD or their officers, sales representatives and employees who respond to inquiries of, and furnish assistance to, shareholders regarding their

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         ownership of Shares or their accounts or who provide similar services not otherwise provided by or on behalf of the Fund.

     (d) Appropriate adjustments to payments made pursuant to clause (a) of this paragraph 1 shall be made whenever necessary to ensure that no payment is made by the Trust on behalf of the Fund in excess of the applicable maximum cap imposed on asset based, front-end and deferred sales charges by subsection (d) of Section 26 of Article III of the Rules of Fair Practice of the NASD.

2. This Plan shall not take effect until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of the Fund.

3. This Plan shall not take effect until the Plan, together with any related agreement, has been approved by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined by the Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Rule 12b-1 Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related Agreements.

4. This Plan shall remain in effect until June 30, 1994 and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

5. The Distributor shall provide to the Board of Trustees of the Trust and the Board shall review, at least quarterly, a written report of (i) distribution services, expenses and the purposes for which such services were performed and expenses were incurred; and (ii) personal and account maintenance services and expenses.

6. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding voting securities of the Fund.

7. This Plan may not be amended to increase materially the amount of compensation payable pursuant to paragraph 1 hereof unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of the Fund. No material amendment to the Plan shall be made unless approved in the manner provided in paragraph 3 hereof.

8. While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

9. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of the Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

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     IN WITNESS WHEREOF, the Trust (on behalf of the Fund) and the Distributor have executed this Plan of Distribution as of the day and year first above written.

                                        GOLDMAN SACHS TRUST
                                        on behalf of GS Municipal Income Fund

                                        By: Marcia L. Beck
                                            ----------------------
                                            Marcia L. Beck
                                            President of the Trust



                                        GOLDMAN, SACHS & CO.

                                        By: Michael R. Armellino
                                            ----------------------
                                            Michael R. Armellino
                                            General Partner

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